Exhibit 12.1
Selected Ratios

								For the six month period then ended
			For the year ended Dicember 31,					June 30,
EXHIBIT 12. SELECTED RATIOS’ CALCULATION	INDEX		2010	2009	2008	2007	2006	2010	2011	2011
	(in millions of Ps and thousands of US$)
Net interest income	(1)		3,377,104	3,802,282	3,560,402	2,808,318	1,767,503	1,656,465	1,877,540	1,059,369
Total Interest Earning Assets	(2)		53,096,650	52,686,295	46,583,698	36,994,871	28,532,355	53,363,573	62,299,586	35,151,433
Total Average Assets	(3)		63,355,081	62,629,596	55,121,514	43,194,923	32,437,287	61,649,959	71,297,503	40,228,348
Total Average Shareholders’ Equity	(4)		7,287,936	6,416,312	5,450,543	4,160,130	3,392,142	7,012,744	7,935,770	4,477,617
Operating Expenses	(5)		3,098,479	2,895,145	2,639,997	2,271,418	1,871,000	1,503,720	1,756,493	991,070
Net Income	(6)		1,436,494	1,256,850	1,290,643	1,086,923	749,529	632,234	735,610	415,055
Total Assets	(7)		68,095,156	61,864,365	61,783,079	52,151,649	34,488,696	62,489,497	75,156,912	42,405,951
Net Operating, Income	(8)		5,505,029	5,689,231	5,524,486	4,318,447	2,906,597	2,690,688	2,902,727	1,637,812
Total Shareholders’ Equity	(9)		7,947,140	7,032,829	6,116,845	5,199,270	3,646,612	7,102,318	8,007,601	4,518,146
Loans	(10)		48,601,090	42,041,974	40,373,850	37,702,624	24,645,574	43,885,538	53,248,829	30,044,704
Non-Performing Loans	(11)		928,759	1,027,712	950,629	666,368	334,488	1,002,246	847,988	478,462
Allowance for Loans and Accrued Interest Losses	(12)		2,548,165	2,477,604	2,134,360	1,490,454	845,827	2,496,614	2,580,026	1,455,734
Loans Classified as “C”, “D” y “E”	(13)		2,098,105	2,149,685	1,775,642	1,170,099	626,255	2,212,712	2,195,113	1,238,553
Technical Capital	(14)		9,017,449	7,286,296	6,245,624	5,908,317	3,414,312	7,515,080	9,243,807	5,215,654
Risk Weighted Assets included Market Risk	(15)		61,449,661	55,084,655	55,542,485	46,628,036	30,885,195	56,217,651	67,511,195	38,091,991

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) /	(2)	6.36%	7.22%	7.64%	7.60%	6.19%	6.21%	6.03%	6.03%
Return on Average Total Assets	(6) /	(3)	2.27%	2.01%	2.34%	2.52%	2.31%	2.05%	2.06%	2.06%
Return on Average Shareholders’ Equity	(6) /	(4)	19.71%	19.59%	23.68%	26.13%	22.10%	18.03%	18.54%	18.54%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) /	(8)	56.28%	50.89%	47.79%	52.60%	64.37%	55.89%	60.51%	60.51%

Capital Ratios:
Period-end Shareholders’ Equity as a Percentage of Period-end Total Assets	(9) /	(7)	11.67%	11.37%	9.90%	9.97%	10.57%	11.37%	10.65%	10.65%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) /	(15)	14.67%	13.23%	11.24%	12.67%	11.05%	13.37%	13.69%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) /	(10)	1.91%	2.44%	2.35%	1.77%	1.36%	2.28%	1.59%	1.59%
“C”, “D” and “E” Loans as a Percentage of Total Loans	(13) /	(10)	4.32%	5.11%	4.40%	3.10%	2.54%	5.04%	4.12%	4.12%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) /	(11)	274.36%	241.08%	224.53%	223.67%	252.87%	249.10%	304.25%	304.25%
Allowance for Loan and Accrued Interest Losses as a Percentage of “C”, “D” and “E” Loans	(12) /	(13)	121.45%	115.25%	120.21%	127.38%	135.06%	112.83%	117.53%	117.53%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) /	(10)	5.24%	5.89%	5.29%	3.95%	3.43%	5.69%	4.85%	4.85%